Exhibit 99.1

GULFMARK OFFSHORE INCREASES TOTAL CONSIDERATION AND EXTENDS EXPIRATION DATE OF
TENDER OFFER FOR UP TO $300 MILLION OF ITS 6.375% SENIOR
NOTES DUE 2022 (AND AMENDS TERMS OF PROPOSED NEW REVOLVER)

HOUSTON, December 15, 2016 – GulfMark Offshore, Inc. (NYSE:GLF) (“GulfMark”, or the “Company”) announced today that it has amended the terms of its previously announced tender offer to purchase for cash up to $300 million in aggregate principal amount of its outstanding 6.375% Senior Notes due 2022 (the “Notes”), as follows:

●	increased the total consideration (as increased, the “Total Consideration”) payable in the tender offer to $520 per $1,000 principal amount of Notes; and

●	extended the expiration date of the tender offer from December 21, 2016 to December 29, 2016 at 5:00 p.m., New York City time (such date and time, the “Expiration Date”).

In addition, the Company and the proposed lenders have agreed to amend the terms of its previously announced new revolving credit facility (the “New Revolving Credit Facility”), to increase the size of the New Revolving Credit Facility from $100 million to $115 million and add a third six month extension option allowing for maturity to be extended to June 2019. The New Revolving Credit Facility will be entered into upon consummation of the Tender Offer.

All other terms of the tender offer, as previously announced, remain unchanged. The tender offer is being made upon, and is subject to, the terms and conditions set forth in the Offer to Purchase, dated November 23, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal.

Holders of Notes that are validly tendered at any time prior to the Expiration Date, whether before or after the early tender date on December 7, 2016, and accepted for purchase will receive the Total Consideration, as increased. Tendered Notes may no longer be withdrawn. Holders who have previously tendered (and have not validly withdrawn) their Notes do not need to re-tender their Notes or take any other action in order to receive the Total Consideration of $520 per $1,000 principal amount of Notes. No tenders submitted after the Expiration Date will be valid.

According to information provided by D.F. King & Co., Inc., the information agent and tender agent for the tender offer, as of 5:00 p.m., New York City time, on December 14, 2016, the Company had received tenders from holders of $136,152,000 in aggregate principal amount of the Notes, representing approximately 32% of the total outstanding principal amount of the Notes.

The settlement date for Notes validly tendered prior to the Expiration Date and accepted for purchase will occur promptly following the Expiration Date and is expected to be December 30, 2016. GulfMark will pay accrued and unpaid interest from and including the last interest payment date for the Notes (September 15, 2016) up to, but not including, the settlement date for Notes accepted for purchase.

The tender offer is also conditioned upon the satisfaction or waiver of the financing condition and certain other conditions set forth in the Offer to Purchase. Subject to applicable law, GulfMark may also terminate the tender offer at any time before the Expiration Date.

The Company has retained Miller Buckfire & Co., LLC, a subsidiary of Stifel Financial, to serve as Dealer Manager for the Tender Offer.  Questions regarding the Tender Offer may be directed to Kevin Haggard at (212) 895-1883 or Chris Weyers at (212) 847-6480.  The information agent and tender agent is D.F. King & Co., Inc. Copies of the Offer to Purchase, Letter of Transmittal and related tender offer materials are available by contacting D.F. King & Co., Inc. at (800) 755-7250 (toll-free), (212) 269-5550 (banks and brokers) or email GLF@dfking.com.

This press release does not constitute an offer to sell or purchase, or the solicitation of an offer to sell or purchase, or the solicitation of tenders with respect to the Notes.

The tender offer for the Notes is only being made pursuant to the tender offer documents, including the Offer to Purchase that GulfMark has distributed to holders of the Notes. The tender offer is not being made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer is required to be made by a licensed broker or dealer, it shall be deemed to be made by the dealer managers or any other licensed broker or dealer on behalf of GulfMark.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving every major offshore energy industry market in the world.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. GulfMark believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including the satisfaction of all conditions set forth in the Offer to Purchase, not all of which are within GulfMark’s control. See Risk Factors in GulfMark’s 2015 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. GulfMark undertakes no obligation to publicly update or revise any forward-looking statements.

#     #     #

Contact:	Kevin Haggard Managing Director Miller Buckfire & Co. 787 7th Avenue, 5th Floor New York, NY 10019 (212) 895-1883